UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a 12 Section 240.14a-2.

Cambrex Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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CAMBREX CORPORATION
March 24, 2008

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Cambrex Corporation. This year’s meeting will be held on April 24, 2008 at 1:00 P.M. at the Sheraton Meadowlands Hotel, Two Meadowlands Plaza, East Rutherford, New Jersey. Your Board of Directors and management look forward to greeting personally those stockholders that are able to attend.

At this year’s meeting, you will be asked to (1) elect four (4) directors and (2) ratify the selection of the Company’s auditors, BDO Seidman, LLP as the Company’s independent accountant for the fiscal year ending December 31, 2008.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

Sincerely,

James A. Mack
Chairman

CAMBREX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 24, 2008

Notice Is Hereby Given that the 2008 Annual Meeting of Stockholders of Cambrex Corporation (the “Company”) will be held at the Sheraton Meadowlands Hotel, Two Meadowlands Plaza, East Rutherford, New Jersey on April 24, 2008 at 1:00 P.M. for the following purposes:

1.	to elect four (4) directors in Class III to hold office until the 2009 Annual Meeting of Stockholders and until their successors shall be elected and qualified;

2.	To consider and act upon the ratification of the appointment of BDO Seidman, LLP as independent accountants for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record of Common Stock of the Company at the close of business on March 14, 2008 will be entitled to vote at the meeting. The list of such stockholders will be available for inspection by stockholders during the ten days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at One Meadowlands Plaza, East Rutherford, New Jersey 07073 and will also be available at the Annual Meeting. Stockholders may make arrangements for such inspection by contacting Peter E. Thauer, Senior Vice President, General Counsel & Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073.

By Order of the Board of Directors,

Peter E. Thauer,
Secretary

March 24, 2008

THE VOTE OF EACH STOCKHOLDER IS IMPORTANT.
PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND PROMPTLY
RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED.

CAMBREX CORPORATION

2008 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

PROXY SOLICITATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cambrex Corporation (the “Company”) for use at the 2008 Annual Meeting of Stockholders to be held on April 24, 2008, and at any adjournment of the meeting. The address of the Company’s principal executive office is One Meadowlands Plaza, East Rutherford, New Jersey 07073. This Proxy Statement and the form of proxy are being mailed to stockholders commencing on or about March 24, 2008.

The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses therefore will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally, by telephone or electronic mail by the Company’s officers, directors and employees without special compensation for such activities.

REVOCABILITY AND VOTING OF PROXY

A proxy given by a stockholder may be revoked at any time before it is exercised by giving another proxy bearing a later date or by notifying the Company in writing of such revocation or by a vote in person at the Annual Meeting. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person, but attendance at the Annual Meeting will not, by itself, revoke a proxy. Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon and if no instructions are indicated, will be voted for the election of the four (4) nominees for director named herein; and for the selection of BDO Seidman, LLP as independent accountants for the Company. The Company knows of no reason why any of the nominees named herein would be unable to serve for the terms indicated. In the event, however, that any such nominee should, prior to the election, become unable to serve as a director, unless the Board of Directors decides to decrease the size of the Board, the proxy will be voted for such substitute nominee as the Board of Directors shall propose.

The Board of Directors knows of no matters to be presented at the meeting other than those set forth in the foregoing Notice of Annual Meeting. The Proxy Card conveys discretionary authority to vote on any other matter not presently known by management that may properly come before the Annual Meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote the shares subject to such proxies in accordance with their best judgment.

RECORD DATE AND VOTING RIGHTS

The Company has only one class of voting securities, which is the Common Stock, par value $0.10 (“Common Stock”). Only holders of Common Stock of the Company of record at the close of business on March 14, 2008 will be entitled to vote at the meeting. On such record date there were outstanding and entitled to vote 29,078,420 shares of Common Stock and each such share is entitled to one vote.

PRINCIPAL STOCKHOLDERS

The following sets forth information with respect to the only persons of which the Company is aware as of February 15, 2008, who may be deemed to beneficially own more than 5% of the outstanding Common Stock of the Company:

	Number of Shares		Percent of
Name and Address	Beneficially Owned(1)		Class(2)

Snyder Capital Management, L.P. Snyder Capital Management, Inc. One Market Plaza Steuart Tower, Suite 1200 San Francisco, CA 94105	2,219,808	(3)	7.7%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	2,167,845	(4)	7.48%
Renaissance Technologies LLC James H. Simons 800 Third Avenue New York, New York 10022	1,475,300	(5)	5.09%
Westwood Management Corp. 200 Crescent Court, Suite 1200 Dallas, Texas 75201	1,462,120	(6)	5.04%

(1)	Unless otherwise indicated (a) share ownership is based upon information furnished to the Company as of February 15, 2008, by the beneficial owner and (b) each beneficial owner has sole voting and investment power with respect to the shares shown.

(2)	For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 29,015,631 shares of Common Stock issued and outstanding (excluding treasury shares) on February 15, 2008, and (ii) 23,922 shares still to be issued in connection with the 1993 conversion of the Company’s 9% Convertible Subordinated Notes.

(3)	In a Schedule 13G under the Securities Exchange Act of 1934 dated February 13, 2008 and filed by Snyder Capital Management, L.P. (“SCMLP”) and Snyder Capital Management, Inc. (“SCMI”), SCMLP and SCMI reported that they have shared voting power over 1,972,598 shares and shared dispositive power over 2,219,808 shares. SCMLP and SCMI have reported the shares as beneficially owned as a result of acting as an investment advisor. SCMI and its direct parent company, Natixis Global Asset Management, L.P. (formerly known as IXIS Asset Management North America, L.P.) operate under an understanding that all investment and voting decisions regarding managed accounts are to be made by SCMI and SCMLP and not by Natixis Global Asset Management, L.P. or any entity controlling it. Accordingly, SCMI and SCMLP do not consider Natixis Global Asset Management, L.P. or any entity controlling it to have any direct or indirect control over the securities held in managed accounts.

(4)	In a Schedule 13G under the Securities Exchange Act of 1934 dated January 10, 2008 and filed by Barclays Global Investors NA (“Barclays”), Barclays reported that it has sole voting power over 1,843,747 shares and sole dispositive power over 2,167,845 shares held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts.

(5)	In a Schedule 13G under the Securities Exchange Act of 1934 dated February 12, 2008 and filed by Renaissance Technologies LLC (“RTC”) and James H. Simons (“Simons”), RTC and Simons reported that they have sole voting power over 1,390,000 shares and sole dispositive power over 1,475,300 shares. RTC and Simmons have reported the shares as beneficially owned as a result of acting as an investment advisor and because of Simons’ position as a control person of RTC.

(6)	In a Schedule 13G under the Securities Exchange Act of 1934 dated February 13, 2008 and filed by Westwood Management Corp. (“Westwood”), Westwood reported that it has sole voting power over 1,228,210 shares, sole dispositive power over 1,277,320 shares and shared dispositive power over 184,800 shares. Westwood has reported the shares as beneficially owned as a result of acting as an investment advisor.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table lists the officers of the Company:

Name	Age	Office

James A. Mack*	70	Chairman of the Board of Directors, President and Chief Executive Officer
Steven M. Klosk*	50	Executive Vice President, Chief Operating Officer & President, Pharmaceutical Products and Services
Paolo Russolo*	63	President, Profarmaco Milano
Gregory P. Sargen*	42	Vice President & Chief Financial Officer
Peter E. Thauer*	68	Senior Vice President, Law & Environment, General Counsel and Corporate Secretary

The following table lists officers who ended employment with the Company during 2007:

Luke M. Beshar*	48	Executive Vice President, Strategy & Corporate Development
Thomas N. Bird	63	Vice President, Corporate Development

*	Executive Officer

The Company’s executive officers are elected by the Board of Directors and serve at the Board’s discretion.

Mr. Mack joined Cambrex in February 1990 and was reappointed President and Chief Executive Officer of Cambrex in February 2006. Mr. Mack had retired as President and Chief Executive Officer in August 2004. He joined the Company as President and Chief Operating Officer and was appointed to the position of President and Chief Executive Officer in April 1995. Mr. Mack has been a director of the Cambrex Board of Directors since joining the Company in 1990 and was appointed Chairman of the Board of Directors in October 1999. Prior to joining Cambrex, Mr. Mack was Vice President in charge of the worldwide Performance Chemicals business of Olin Corporation. Mr. Mack was Executive Vice President of Oakite Products, Inc. from 1982 to 1984. Prior to joining Oakite, he held various positions with The Sherwin-Williams Company, most recently as President and General Manager of the Chemicals Division from 1977 to 1981. Mr. Mack is a past Chairman of the Board of Governors of the Synthetic Organic Chemical Manufacturing Association and is a member of the Board of Trustees of the Michigan Tech Alumni Fund.

Mr. Klosk joined Cambrex in October 1992 and currently serves in the role of Executive Vice President, Chief Operating Officer & President, Pharmaceutical Products and Services. Mr. Klosk joined the Company as Vice President, Administration. He was appointed Executive Vice President, Administration in October 1996 and was promoted to the position of Executive Vice President, Administration and Chief Operating Officer for the Cambrex Pharma and Biopharmaceutical Business Unit in October 2003. In January 2005, Mr. Klosk assumed direct responsibility for the leadership of the Biopharmaceutical Business Unit as Chief Operating Officer. In August 2006, Mr. Klosk assumed the responsibility of the Pharma business as Executive Vice President and Chief Operating Officer — Biopharma & Pharma and in February 2007 was appointed to his current position. From 1988 until he joined Cambrex, Mr. Klosk was Vice President, Administration and Corporate Secretary for The Genlyte Group, Inc. From 1985 to 1988, he was Vice President, Administration for Lightolier, Inc., a subsidiary of The Genlyte Group, Inc.

Dr. Russolo is President, Profarmaco Milano and joined the Company in 1994 with the acquisition of Profarmaco Nobel S.r.l. in Milan Italy, where he served as Managing Director since 1982. Dr. Russolo joined Profarmaco Nobel S.r.l. in 1971. Upon the acquisition of Profarmaco Nobel S.r.l., Dr. Russolo continued serving in the role of Managing Director until 2000, when he was appointed to President, Cambrex Profarmaco Business Unit. Dr. Russolo was appointed to his current position on December 31, 2007.

Mr. Sargen joined Cambrex in February 2003 and has served as Vice President and Chief Financial Officer since February 2007. Mr. Sargen previously held the position of Vice President, Finance. Previously, he was with Exp@nets, Inc. from 1999 through 2002, serving in the roles of Executive Vice President, Finance/Chief Financial Officer and Vice President/Corporate Controller. From 1996 to 1998, he was with Fisher Scientific International’s Chemical Manufacturing Division, serving in the roles of Vice President, Finance and Controller. Mr. Sargen has also held various positions in finance, accounting and audit with Merck & Company, Inc., Heat and Control, Inc., and Deloitte & Touche.

Mr. Thauer joined Cambrex in August 1989 and currently serves in the role of Senior Vice President, Law and Environment, General Counsel, and Corporate Secretary. He joined the Company as General Counsel and Corporate Secretary and was appointed Vice President, Law and Environment in December 1992. He was appointed to his current position in January 2001. From 1987 until 1989, he was Counsel to the business and finance group of the firm of Crummy, Del Deo, Dolan, Griffinger and Vecchione. From 1971 to 1987, Mr. Thauer held various positions with Avon Products, Inc., including U.S. Legal Department Head and Corporate Assistant Secretary.

Mr. Beshar terminated his employment with Cambrex on October 2, 2007 to pursue other interests. Mr. Beshar joined Cambrex in December 2002 as Senior Vice President and Chief Financial Officer and in February 2004 was appointed Executive Vice President and Chief Financial Officer. He was appointed Executive Vice President, Strategy & Corporate Development in February 2007. Prior to joining Cambrex, Mr. Beshar was Senior Vice President and Chief Financial Officer with Dendrite International. Prior to Dendrite, he was Executive Vice President, Finance and Chief Financial Officer for Exp@nets, Inc. from 1998 through 2002. Mr. Beshar has served as Chief Financial Officer for other businesses in his career and has been the President and Chief Financial Officer of a company privately owned by Merrill Lynch Capital Partners. Mr. Beshar is a member of the Board of Directors of PNY Technologies, Inc.

Mr. Bird terminated his employment with Cambrex on March 1, 2007 to pursue other interests. Mr. Bird joined Cambrex in 1997 and served in the role of Vice President, Corporate Development. He joined the Company as President and Chief Operating Officer — Nepera, Inc. and was appointed to the position of President, Biotechnology Group in July 1998. In December 2000, he was appointed to the position of Vice President Business Development — Life Sciences. In December 2002, he was appointed to his position of Vice President, Corporate Development. Prior to joining Cambrex, Mr. Bird was President of Bavier, Bulger & Goodyear, a management consulting firm, from 1994 to 1997. From 1989 to 1994, he was with Commercial Intertech Corporation, serving in various management roles, most recently as Group Vice President, Fluid Purification Group. From 1984 to 1989, he served as Founder and President of W.M.A. Incorporated. Mr. Bird also served in various general management roles with Sherwin Williams Company from 1979 to 1984.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table gives information concerning the beneficial ownership of the Company’s Common Stock on February 15, 2008, by (i) each director and nominee for election as a director, (ii) each of the executive officers named in the Summary Compensation Table (below) and (iii) all directors and executive officers of the Company as a group.

	Shares
	Beneficially		Percent of
Beneficial Owners	Owned(1)		Class(2)

David R. Bethune	6,000	(3)	*
Rosina B. Dixon, M.D.	30,846	(4)	*
Roy W. Haley	56,622	(5)	*
Kathryn Rudie Harrigan	35,885	(6)	*
Leon J. Hendrix, Jr.	68,029	(7)	*
Ilan Kaufthal	49,608	(8)	*
William B. Korb	54,742	(9)	*
James A. Mack	543,778	(10)	1.87%
John R. Miller	26,273	(11)	*
Peter Tombros	40,249	(12)	*
Luke M. Beshar	231,081	(13)	*
Thomas N. Bird	50,000	(14)	*
Steven M. Klosk	160,555	(15)	*
Paolo Russolo	88,400	(16)	*
Gregory P. Sargen	23,015	(17)	*
Peter E. Thauer	184,982	(18)	*
All Directors and Executive Officers as a Group (16 Persons)	1,650,065	(19)	5.68%

*	Beneficial Ownership is less than 1% of the Common Stock outstanding

(1)	Except as otherwise noted, reported share ownership is as of February 15, 2008. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock he or she beneficially owns.

(2)	For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 29,015,631 shares of Common Stock issued and outstanding (excluding treasury shares) on February 15, 2008, (ii) all shares of Common Stock subject to stock options which are held by such beneficial owner and are exercisable within 60 days of February 15, 2008, and (iii) 23,922 shares still to be issued in connection with the 1993 conversion of the Company’s 9% Convertible Subordinated Notes.

(3)	The number of shares reported is 6,000 shares issuable upon exercise of options granted under the Company’s 1998 and 2004 stock option Plans.

(4)	The number of shares reported includes 16,000 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 stock option Plans.

(5)	The number of shares reported includes 20,000 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 stock option Plans and 36,622 share equivalents held at February 15, 2008 in the Company’s Directors’ Deferred Compensation Plan.

(6)	The number of shares reported includes 14,000 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 stock option Plans.

(7)	The number of shares reported includes 20,000 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 stock option Plans and 40,529 share equivalents held at February 15, 2008 in the Company’s Directors’ Deferred Compensation Plan.

(8)	The number of shares reported includes 20,000 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 stock option Plans.

(9)	The number of shares reported includes 20,000 shares issuable upon exercise of options granted under the Company’s 1994, 1996, 1998, 2001 and 2004 stock option Plans, 1,000 shares held by a family member for which beneficial ownership of such shares is disclaimed, and 33,742 share equivalents held at February 15, 2008 in the Company’s Directors’ Deferred Compensation Plan.

(10)	The number of shares reported includes 337,800 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 51,668 restricted stock units, 65,244 share equivalents held at February 15, 2008 in the Company’s Deferred Compensation Plan and 1,061 shares held December 31, 2007 in the Company’s Savings Plan.

(11)	The number of shares reported includes 20,000 shares issuable upon exercise of options granted under the Company’s 1996, 1998, 2001 and 2004 stock option Plans.

(12)	The number of shares reported includes 14,000 shares issuable upon exercise of options granted under the Company’s 1996, 1998, 2001 and 2004 stock option Plans and 25,249 share equivalents held at February 15, 2008 in the Company’s Directors’ Deferred Compensation Plan.

(13)	The number of shares reported includes 230,000 shares issuable upon exercise of options granted under the Company’s Stock Option Plans and 1,081 shares held at December 31, 2007 in the Company’s Savings Plan.

(14)	The number of shares reported includes 50,000 shares issuable upon exercise of options granted under the Company’s Stock Option Plans.

(15)	The number of shares reported includes 52,125 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 44,527 restricted stock units, 10,623 shares held at December 31, 2007 in the Company’s Savings Plan, and 49,121 share equivalents held at February 15, 2008 in the Company’s Deferred Compensation Plan.

(16)	The number of shares reported includes 32,125 shares issuable upon exercise of options granted under the Company’s Stock Option Plans and 38,515 restricted stock units.

(17)	The number of shares reported includes 625 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 21,134 restricted stock units and 1,256 shares held at December 31, 2007 in the Company’s Savings Plan.

(18)	The number of shares reported includes 75,582 shares issuable upon exercise of options granted under the Company’s Stock Option Plans, 120 shares held at December 31, 2007 in the Company’s Savings Plan, and 81,485 share equivalents held at February 15, 2008 in the Company’s Deferred Compensation Plan.

(19)	The number of shares reported includes 928,257 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days, 155,844 restricted stock units, 14,141 shares held at December 31, 2007 in the Company’s Savings Plan, 136,142 share equivalents held at February 15, 2008 in the Director’s Deferred Compensation Plan and 195,850 share equivalents held at February 15, 2008 in the Company’s Deferred Compensation Plan. Shares held by immediate family members are not included and beneficial ownership of such shares is disclaimed.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company is currently divided into three classes. However, in accordance with a recent amendment to our certificate of incorporation, directors elected at and after this Annual Meeting shall hold office until the first annual meeting of stockholders following their election and until a successor shall have been elected and qualified or until the director’s prior death, resignation or removal. That being the case, at this Annual Meeting four (4) directors in Class III will be elected to hold office until the 2009 Annual Meeting and until their successors shall be elected and qualified. Each of the nominees has consented to serve as a director if elected. To be elected, each nominee for director requires a majority of the votes cast.

For purposes of electing directors, a “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast against that director. The Governance Committee has established procedures under which any director who is not elected (because the number of votes cast against such director’s candidacy exceed the number of votes cast in favor of that candidacy) shall offer to tender his or her resignation to the Board of Directors. In such case, the Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

Abstentions and broker non-votes will not be counted in connection with the election of directors. A properly executed proxy marked “Withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. The following sets forth with respect to the four persons who have been nominated by the Board of Directors for election at this Annual Meeting and the other directors of the Company certain information concerning their positions with the Company and principal outside occupations and other directorships held. Except as otherwise disclosed herein, none of the corporations or organizations listed below is a parent, subsidiary or other affiliate of the Company.

The Board of Directors recommends a vote FOR the election of the Nominees.

Nominees for Election to Serve as Directors Serving
until the 2009 Annual Meeting (Class III)

William B. Korb (age 67).  Director since 1999. Member of the Audit and Chairman of the Regulatory Affairs Committees of the Board of Directors. Director, President and Chief Executive Officer since 1987 of Marconi Commerce Systems, Inc., formerly Gilbarco Inc., prior to his retirement on March 1, 2001. Prior to joining Gilbarco, the world’s leading gasoline pump and dispenser manufacturing company, was an Operating Vice President of Reliance Electric Company, a position he held from 1979 to 1987. Currently serves on the Board of Premier Farnell plc.

James A. Mack (age 70).  Director since 1990, President and Chief Operating Officer of the Company since joining the Company in February 1990 and Chief Executive Officer since 1995. Appointed Chairman of the Board of Directors in October 1999. In August 2004 Mr. Mack retired as President and Chief Executive Officer and became Executive Chairman of the Board of Directors. In December 2005 Mr. Mack was named Acting President and Chief Executive Officer and on February 1, 2006 he was elected as President and Chief Executive Officer. Prior thereto Mr. Mack was with Olin Corporation, a manufacturer of chemical and other products, since 1984 as Vice President, Specialty Chemicals and, more recently, Vice President, Performance Chemicals. Mr. Mack was Executive Vice President of Oakite Products, Inc. from 1982 to 1984. Prior to joining Oakite held various positions with The Sherwin-Williams Company, most recently as President and General Manager of the Chemicals Division from 1977 to 1981. Past Chairman of the Board of Governors of the Synthetic Organic Chemical Manufacturing Association. Member of the Board of Trustees of the Michigan Tech Alumni Fund and serves on the Board of Directors of Research Corporation Technologies Inc.

John R. Miller (age 70).  Director since 1998. Lead Director, Member of the Compensation and Governance Committees of the Board of Directors. Mr. Miller currently serves as Chairman of the Board of SIRVA, Inc. and

Chairman of the Board of Graphic Packaging Corporation. He is also a Director of Eaton Corporation, Past Director and Chairman of the Federal Reserve Bank of Cleveland. Mr. Miller served with The Standard Oil Company as a Director, President and Chief Operating Officer from 1980 until 1986. From 2000 to 2003, he was Chairman and Chief Executive Officer of Petroleum Partners, Inc., a provider of outsourcing services to the petroleum industry.

Peter Tombros (age 65).  Director since 2002. Member of the Audit and Governance Committees of the Board of Directors. Professor, Distinguished Executive in Residence, Eberly College of Science, Pennsylvania State University. Former Chairman of the Board and Chief Executive Officer of VivoQuest, a private biopharmaceutical company from 2001 until 2005. Served as President and Chief Executive Officer from 1994 to 2001 of Enzon Pharmaceuticals. Before joining Enzon, he spent 25 years with Pfizer, Inc. as Vice President of Marketing, Senior Vice President and General Manager and as Executive Vice President of Pfizer Pharmaceuticals, Inc. He also served as Vice President Corporate Strategic Planning. Director and Non-Executive Chairman of the Board of Directors of Alpharma, Inc., NPS Pharmaceuticals, and PharmaNet Development Group, Inc. and Director of Protalex.

Directors Serving until the 2009 Annual Meeting (Class I)

David R. Bethune (age 67).  Director since June 2005. Member of the Compensation and Governance Committees of the Board of Directors. Retired Chairman and Chief Executive Officer of Atrix Laboratories, a drug delivery and product development company, where he has been a director of the company for the past ten years. Prior to Atrix Laboratories, he was President and Chief Operating Officer of IVAX Corporation, a pharmaceutical company. Before joining IVAX, began a start-up pharmaceutical company venture formed by Mayo Medical Ventures, a business unit of Mayo Clinics of Rochester. He previously served as group Vice President of American Cyanamid Company and a member of the Executive Committee where he had executive authority for human biologicals, consumer health products, pharmaceuticals and ophthalmics as well as global medical research. He was also President of the Lederle Laboratories Division of American Cyanamid Company and President of GD Searle’s North American operations in the 1980’s. He currently serves as Chairman of the Board of Zila Incorporated and Board Member of the Female Health Company.

Kathryn Rudie Harrigan (age 56).  Director since 1994. Member of the Audit Committee of the Board of Directors. Since 1981, Professor, Management of Organizations Division of the Columbia University Business School, and, since 1993, the Henry R. Kravis Professor of Business Leadership at Columbia University Business School.

Directors Serving until 2010 Annual Meeting (Class II)

Rosina B. Dixon, M.D. (age 65).  Director since 1995. Chairperson of the Compensation Committee and Member of the Regulatory Affairs Committee of the Board of Directors. Dr. Dixon has been Sr. Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis, Bridgewater, NJ since September 2006. From May 1986 to September 2006 she was a consultant to the pharmaceutical industry. Dr. Dixon previously served as Vice President and Secretary of Medical Market Specialties Incorporated, as well as a member of its Board of Directors. She was also previously Medical Director, Schering Laboratories, Schering-Plough Corporation. Prior to that, Dr. Dixon was Executive Director Biodevelopment, Pharmaceuticals Division, CIBA-GEIGY Corporation. Dr. Dixon is a member of the Board of Directors of Church & Dwight Co., Inc.

Roy W. Haley (age 61).  Director since 1998. Chairman of the Audit Committee of the Board of Directors and Audit Committee Financial Expert. Chairman, President and Chief Executive Officer of WESCO International, Inc. (NYSE), an electrical products distribution company. Prior to joining WESCO in 1994, served as President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. Began his career in 1969 with the management consulting division of Arthur Andersen & Co. and served as a partner from 1980 until 1988. Director of United Stationers, Inc. (NASDAQ), the Federal Reserve Bank of Cleveland and civic organizations generally based in Western Pennsylvania.

Leon J. Hendrix, Jr. (age 66).  Director since 1995. Chairman of the Governance Committee and Member of the Compensation Committee of the Board of Directors. Retired as Chairman of Remington Arms Co. in May 2007.

Was Chairman of Remington Arms Co. since December 1997 and from December 1997 until April 1999 was also Chief Executive Officer. From 1993 to 2000, Mr. Hendrix was a Principal of Clayton, Dubilier & Rice, Inc., a private investment firm. Prior thereto, Mr. Hendrix was with Reliance Electric Company, a manufacturer and seller of industrial and telecommunications equipment and services, since 1973, where he held a series of executive level positions, most recently Chief Operating Officer and a member of the Board of Directors since 1992. Mr. Hendrix is a member of the Board of Directors of Keithley Instruments, Inc. He is also Chairman of the Clemson University Board of Trustees.

Ilan Kaufthal (age 60).  Director since the Company commenced business in 1981. Member of the Regulatory Affairs Committee of the Board of Directors. Vice Chairman of Investment Banking at Bear, Stearns & Co. Inc. since joining that firm in May 2000. Until joining Bear, Stearns & Co. Inc., Mr. Kaufthal was with Schroder & Co. Incorporated as Vice Chairman and head of mergers and acquisitions for thirteen years. Prior thereto, he was with NL Industries, Inc., a firm in the chemicals and petroleum services businesses, as its Senior Vice President and Chief Financial Officer.

Transactions with Related Persons

One of the members of our Board of Directors, Mr. Ilan Kaufthal, is a Vice Chairman of Bear Stearns & Co. Inc. (“Bear Stearns”). Pursuant to an engagement letter dated September 19, 2005, as amended October 22, 2006 (the “Engagement Letter”), Cambrex, upon authorization of the Board of Directors, retained Bear Stearns to act as its exclusive financial advisor in connection with the consideration by the Board of Directors of the Company’s strategic alternatives, including the process leading to the signing of the Stock Purchase Agreement with Lonza Group Limited announced on October 24, 2006 with respect to the Company’s Bio Companies Businesses, which transaction closed on February 6, 2007 (the “Transaction”). The Engagement Letter provided for the payment of a customary fee for Bear Stearns’ services, a substantial portion of which was contingent on successful consummation of the Transaction. In addition, Cambrex agreed to indemnify Bear Stearns against certain liabilities arising out of the engagement. Bear Stearns received $4,156,336.74 (including $231,336.74 of out of pocket expenses) in connection with its services in relation to the Transaction.

In selecting Bear Stearns, our Board of Directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the health care products and services industry and companies in the chemicals and industrial products and services industry, as well as substantial experience providing strategic advisory services. Although Mr. Kaufthal is a Vice Chairman of Bear Stearns, the Board of Directors concluded that Bear Stearns’ familiarity with the Company and its business segments and the industries in which the Company conducts business made Bear Stearns the logical and appropriate choice as financial advisor. In light of Mr. Kaufthal’s dual roles, the Board of Directors also authorized the Company to retain a second bank to render, in addition to Bear Stearns, an opinion to the Board of Directors with respect to the consideration to be received by the Company in any transaction for which Bear Stearns served as the Company’s financial advisor. Mr. Kaufthal abstained from the Board of Directors’ vote related to the approval of the Transaction.

On May 2, 2007, the Company gave Bear Stearns a one-year notice of termination of its engagement. As previously announced, the Company will continue to evaluate strategic opportunities for the Human Health business as they arise and the Company may continue using Bear Stearns as financial advisor to Cambrex with respect to the evaluation of any such opportunities.

Company Policies and Procedures related to Review, Approval and Ratification of Transactions with Related Persons

Pursuant to the Company’s Corporate Governance Guidelines, the Board expects Cambrex directors, officers and employees to act ethically at all times and to adhere to the Company’s Code of Business Conduct and Ethics, including the company’s policies on Business Conduct and Ethics and Conflicts of Interest. A “conflict of interest” occurs when an individual’s personal interests interfere in any way (or even appear to interfere) with the interests of the Company. A conflict situation can arise when a director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when a director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

A potential conflict of interest with respect to a proposed transaction is required to be reported to the Company’s General Counsel, Chief Executive Officer and the Board’s Governance Committee. The Governance Committee will evaluate the circumstances surrounding the potential conflict of interest and recommend action to the full Board, which will consider any such recommendation. The Board is responsible for the ultimate determination as to whether the transaction giving rise to the potential conflict of interest can proceed.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s securities, to file reports of ownership and transactions in the Company’s securities with the Securities and Exchange Commission and the New York Stock Exchange. Such directors, executive officers and ten percent stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, and on written representation from certain of the Company’s directors and executive officers that no other reports were required, the Company believes that during 2007 all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during the 2007 fiscal year.

CORPORATE GOVERNANCE

The Board of Directors is responsible for directing the management of the business and affairs of the Company. The Board holds regular meetings five times each year and holds additional special meetings as required. During 2007 the Board held eight meetings. While there is no formal policy, directors are expected to attend board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board recognizes that occasional meetings may need to be scheduled on short notice when the participation of a director is not possible and that conflicts may arise that may prevent a director from attending a regularly scheduled meeting. The Board expects, however, that each director will make every reasonable effort to keep absences to a minimum. Although participation by conference telephone or other communications equipment is allowed, personal attendance is encouraged. Each incumbent director attended at least 75% of the aggregate of the total number of Board meetings and committee meetings, as applicable. Eight directors attended the Company’s annual meeting of stockholders in April of 2007.

Our Board has affirmatively determined, after considering all of the relevant facts and circumstances, that all of the directors, other than James A. Mack and Ilan Kaufthal, are independent from our management under the standards set forth in the Company’s Independence Standards for Directors, which was adopted by the Board in January 2004 and is available on the Company’s website (www.Cambrex.com). This means that none of the independent directors have any direct or indirect material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. As a result, the Company has a majority of independent directors on our Board as required by the listing standards of the New York Stock Exchange. The Board of Directors has also adopted the Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the Chief Executive Officer, the Chief Financial Officer and the principal accounting officer.

Non-management directors have regularly scheduled executive sessions in which they meet without the presence of members of management. These executive sessions occur before or after each regularly scheduled meeting of our Board and may also occur in conjunction with special meetings. The Lead Director of these executive sessions is John R. Miller.

Shareholder Communications with our Board.  The Company is committed to providing stockholders and other interested persons with an open line of communication for bringing issues of concern to the Company’s non-management directors. In January 2004, the Board approved the following process by which such communications may be made and for handling any such communications received by the Company:

Any stockholder or interested person may communicate with the Company’s non-management directors as a group by sending a communication to the Board of Directors, c/o Corporate Secretary, Cambrex Corporation, One

Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073. All communications will be reviewed by the Company’s Corporate Secretary who will send such communications to the non-management directors unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the function of the Board or its Committees, or relates to insignificant matters that do not warrant the non-management directors’ attention or is not otherwise appropriate for delivery to the non-management directors.

The non-management directors who receive such communication will have discretion to determine the handling of such communication, and if appropriate, respond to the person sending the communication, and disclosure, which shall be consistent with the Company’s policies and procedures and applicable law regarding the disclosure of information.

The Board has established four standing committees: the Regulatory Affairs Committee, the Governance Committee, the Audit Committee and the Compensation Committee. Printable versions of the charters of such Committees as well as the Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website (www.cambrex.com), under the “Governance” link of the “Investors” section. The Company will also provide any of the foregoing information in print without charge upon written request to the Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073.

Regulatory Affairs Committee

The Regulatory Affairs Committee, comprised of three non-management directors, oversees the Company’s compliance with Food and Drug Regulations and environmental and safety affairs. The Regulatory Affairs Committee held four meetings during 2007.

Governance Committee

The Governance Committee, comprised of four independent directors as defined by the listing standards of the New York Stock Exchange and the Company’s Independence Standards for Directors, is responsible for, among other things, (i) reviewing the composition of the Board to assure that the proper skills and experience are represented on the Board, (ii) identifying candidates qualified to become Board members, and recommending to the Board the nominees to stand for election as directors to the Board at Annual Stockholder Meetings and candidates for newly created directorships and vacancies on the Board, (iii) overseeing the annual evaluation of the Board and management and (iv) developing and reviewing corporate governance principles and recommending changes as necessary. The Charter of the Governance Committee has been adopted by the Committee and approved by the Board. The Governance Committee held three meetings in 2007.

Consideration of Director Nominees

Director Qualifications

The Company’s Corporate Governance Guidelines set forth Board membership criteria. Under these criteria, members of the Board should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. Their skills and backgrounds should include, among other things, experience in making decisions, a track record of competent judgment, the ability to function rationally and objectively and experience in different businesses and professions. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Cambrex Board. Current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director’s service on the Cambrex Board.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various candidates for director. Candidates may come to the attention of the

Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. The Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. In addition to the standards and qualifications set out in the Company’s Corporate Governance Guidelines, the Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees. There are no differences in the manner in which the Governance Committee evaluates nominees for director based on whether or not the nominee is recommended by a stockholder.

Stockholder Nominees

The Governance Committee will consider nominees recommended by stockholders. Such recommendations for the 2009 Annual Meeting should be sent to the Corporate Secretary of the Company not later than January 23, 2009, and should include such information as specified in the Company’s By-Laws. Nominees recommended by stockholders receive the same consideration as any other proposed nominees.

Audit Committee

The Audit Committee consists of four independent directors. The Board has determined that each member of the Audit Committee is (i) independent within the meaning of the Securities and Exchange Commission Rules and the New York Stock Exchange (NYSE) listing standards and the Company’s Independence Standards for Directors and (ii) satisfies the financial literacy requirements of the NYSE listing standards. Further, the Board has determined that at least one member of the Audit Committee satisfies the financial expertise requirements of the NYSE listing standards. The Board has also determined that Mr. Roy Haley, Audit Committee Chairperson, is an Audit Committee Financial Expert, as that term is defined by current SEC rules. The charter of the Audit Committee has been adopted by the Committee and approved by the Board and is available on the Company’s website (www.cambrex.com).

The role of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the integrity of the Company’s financial reporting process; (ii) the Company’s systems of internal accounting and financial controls; (iii) the annual independent audit of the Company’s financial statements; (iv) the independent auditors’ qualifications and independence; and (v) the Company’s compliance with legal and regulatory requirements. The Audit Committee’s role is one of oversight and it recognizes that the Company’s Management is responsible for preparing the Company’s financial statements and that the Company’s independent auditors are responsible for auditing those financial statements.

The Audit Committee met ten times in 2007. The Audit Committee met individually with Management, with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent public accountants until April 26, 2007, and thereafter with BDO Seidman, LLP (“BDO”), approved by the shareholders on that date as the Company’s independent auditors, and with the Company’s internal auditors, as appropriate.

The Audit Committee reviewed and had discussions with Company Management, PwC and BDO regarding the audited financial statements, including a discussion of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and had discussions with BDO regarding the matters required to be discussed by Statement of Auditing Standards No. 61. Further, the Audit Committee received the letter from BDO required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with representatives of BDO their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

AUDIT COMMITTEE
Roy W. Haley, Chairperson
Kathryn Rudie Harrigan
William B. Korb
Peter G. Tombros

Compensation Committee

The Compensation Committee (the “Committee”), comprised of four independent directors, conducts reviews of the Company’s general and executive compensation policies and strategies and oversees and evaluates the Company’s overall compensation structure and programs. Each member of the Committee (i) meets the independence requirements specified by the New York Stock Exchange listing standards and the Company’s Independence Standards for Directors, and (ii) is a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 and satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Each year the Committee develops a calendar-year annual schedule for the coming year. The Chair reports the Committee’s actions and recommendations to the full Board following each Committee meeting. The Committee held eight meetings during 2007.

The Charter of the Compensation Committee has been adopted by the Committee and approved by the Board. The Committee’s charter is to work with executive management in developing a compensation philosophy; to evaluate and approve compensation and bonus programs for the Chief Executive Officer, other officers reporting to the Chief Executive Officer, and subsidiary general managers. The Committee also oversees the Company’s general employee benefit programs, including the Company’s employee equity plans. At its July 2007 meeting the Committee reviewed and discussed its own performance for the prior year in order to benefit from self-evaluation and encourage continuous improvement. For its self-evaluation the Committee referred to materials provided by the Governance Committee. The Committee conducts these reviews annually.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2007 were Rosina B. Dixon, David R. Bethune, Leon J. Hendrix, Jr. and John R. Miller, each of whom is a non-employee independent director. No member of the Compensation Committee had any direct or indirect material interest in a transaction of Cambrex or a business relationship with Cambrex, in each case that would require disclosure under item 407 of Regulation S-K or any other rules or regulations of the SEC.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Rosina B. Dixon, M.D., Chairman
David R. Bethune
Leon J. Hendrix, Jr.
John R. Miller

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of our executive compensation program and compensation decisions made for the fiscal year ended 2007. This discussion relates to the executive officers named in the Summary Compensation Table on page 21. We refer to these officers as the “named executive officers”.

The following discussion includes statements regarding performance targets with respect to our executive compensation program. These targets and goals are disclosed in the limited context of Cambrex’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Cambrex specifically cautions investors not to apply these statements to other contexts.

Objectives of our Executive Compensation Program:

The objectives of our Executive Compensation Program are as follows:

•	Competitive Compensation Package — We seek to attract, motivate and retain high-quality executives with the requisite skills and abilities to enable the Company to achieve superior results. We also look to provide incentive opportunities that are competitive for talent in the labor markets in which Cambrex participates.

•	Rewarding Performance — Our compensation program is intended to be commensurate with the financial goals of Cambrex and the executive’s contributions to the accomplishment of those goals.

•	Aligning the interests of our executives with those of our shareholders — A significant portion of our compensation program is in the form of equity-based compensation. This serves to tie the interests of our executives with those of Cambrex’s shareholders.

How our Compensation Program was Established

Compensation and Benefits Committee, Consultants, and Management — The Compensation Committee determines compensation for the President and Chief Executive Officer and reviews and approves compensation for all senior executives. Compensation recommendations are initiated by the President and Chief Executive Officer for discussion and decision by the Committee. The Committee may, in its discretion, increase or decrease awards and may alter the balance between the cash and restricted stock portions of certain awards. Finally, the Committee also reviews other elements of executive compensation, including retirement benefits, perquisites and change of control arrangements, on a regular basis. Each of these is discussed below.

In assembling up-to-date internal compensation information, Cambrex may seek assistance from the Company’s human resources department and internal legal counsel. In addition, the Compensation Committee has the authority to delegate any of its responsibilities to subcommittees of one or more of its members as the Committee may deem appropriate in its sole discretion. On occasion the Compensation Committee seeks the input of outside compensation consultants. Please note that during fiscal year 2007, Cambrex did not seek advice from any outside compensation consultants. Should the Committee decide to retain an outside compensation consultant in the future it will verify the independence of said consultants.

Compensation & Benefit Program Features — The Chief Executive Officer and Human Resources are responsible for recommending the elements of our compensation program. The elements and levels of compensation are then reviewed and, if satisfactory, approved by the Compensation Committee. The goal of our compensation program is to promote a pay-for-performance philosophy which aligns itself with the interests of our shareholders. In structuring the 2007 compensation program, the Committee, with the help of our Chief Executive Officer, considered key financial metrics and market executive compensation practices in general and at selected peer companies.

The Company sought to fulfill financial goals in 2007 as they relate to our compensation program through four key compensation elements:

•	Base Salary

•	Annual Incentive Award

•	66.7% – 70% of this award is paid in cash, 30% – 33.3% is paid in restricted stock.

•	Restricted Stock granted as part of the Annual Incentive Award vests ratably over three years and becomes saleable only at the end of the third year.

•	The performance criteria is contingent on the achievement of certain financial metric(s) determined in advance by the Committee.

•	Long-Term Equity-Based Compensation, which includes

•	Stock Options Awards — vest ratably over four years and the value of which is tied to movements in our stock price.

•	Restricted Stock Awards — these awards are in addition to those granted under the annual incentive awards and cliff vest after three years.

•	Special Retention Bonus — this component of compensation was put in place in order to retain our key executives preceding and following the sale of Cambrex’s Biopharma and Bioproducts businesses to Lonza Group Limited.

The Committee believes that this combination of base salary, annual cash bonus and long-term equity compensation is an appropriate and competitive compensation package for our executives based on prevailing market practices. The committee also feels that the use of our Annual Incentive Award, stock options, and restricted stock has tied a significant portion of target compensation to financial performance and retention, which the Compensation Committee believes aligns our compensation program with our key strategic goals.

The Committee does not adhere to a specific formula to determine in advance the ratio between fixed and performance-based compensation, but in general, executive compensation at Cambrex was more heavily weighted to performance-based pay as a percent of total compensation for the named executive officers in fiscal year 2007. Specifically, for fiscal year 2007 and based on the SFAS No. 123(R) grant date fair values of their equity-based compensation awards, performance-based compensation amounted to approximately 59% of total target compensation for the CEO and all other named executive officers.1 Furthermore, based on actual 2007 performance and based on the SFAS No. 123(R) grant date fair values of their equity-based compensation awards, performance-based compensation amounted to approximately 67% of total compensation for the CEO and all other named executive officers.

Peer Group Comparison Data

The Chief Executive Officer, Human Resources, and Compensation Committee compared Cambrex’s executive compensation target amounts to that of a group of select peer companies. This peer group consisted of 10 companies that we believe we compete with for executive talent. The following companies made up our peer group in 2007.

Aeterna Zentaris Inc.	QLT Inc/BC
Albany Molecular Research, Inc.	Reliv International Inc.
Kendle International Inc.	Ribapharm Inc.
Mannatech Inc.	Sangstat Medical Corp.
Martek Biosciences Corp.	Viropharma Inc.
Nutraceutical International Corp.

1 Please note that we did not factor in individual retention bonuses with respect to this analysis. If we were to include the retention bonus as non performance compensation for fiscal year 2007 and based on the SFAS No. 123(R) grant date fair values of their equity-based compensation awards, performance-based compensation amounted to approximately 30% of total target compensation for the other named executive officers other than the CEO. Furthermore, based on actual 2007 performance and based on the SFAS No. 123(R) grant date fair values of their equity-based compensation awards, performance-based compensation amounted to approximately 38% of total compensation for the four named executive officers.

We analyzed Compensation data from the above peer group to assist in setting compensation target levels for each of the key elements of our program (salary, cash incentive and equity-based compensation) and for the combined total of these elements. We targeted compensation at the 50th percentile range of the total compensation of the selected peer companies. In 2008, we expect to review and revise our peer group as necessary, based on the quickly changing nature of the industry.

The Role of Individual Goals

Our annual incentive awards are based on corporate financial and individual goals. In 2007, the Committee decided that Earnings Before Interest, Taxes, Debt and Amortization (“EBITDA”) would serve as the primary metric for the annual incentive award. The Compensation Committee decided on EBITDA to focus management on avoiding further declines in this important measure of financial success. As such, there were no individual goals for 2007; 100% was formulated based on EBITDA (see page 17 for performance results). Financial measures and goals are still under consideration by the Committee for Fiscal Year 2008.

Elements of Executive Compensation

Base Salary.  In setting annual salaries, the Committee’s objective is to reflect individual job responsibilities, value to the Company, individual performance in contributing to improved financial results of the Company and the competitive nature of the labor market in which the Company operates.

During the year the Committee approved the following increases:

•	Effective fiscal year 2008, Mr. Mack’s (Chairman, President, and Chief Executive Officer) base salary was increased from $500,000 to $600,000. This decision was based on Mack’s many prior years of exemplary service.

•	Mr. Klosk received a salary increase from $365,000 to $400,000 upon his promotion to Chief Operating Officer in February 2007.

•	Mr. Sargen received a salary increase from $255,000 to $300,000 upon his election to Chief Financial Officer in February 2007.

•	All increases were considered competitive with regard to the executive’s performance prior to promotion.

•	Messrs. Thauer and Russolo did not receive compensation increases during the year.

•	Messrs Bird and Beshar terminated employment with Cambrex in 2007. Neither executive received any salary increases prior to their leaving.

Annual Incentive Awards.  Each year the Committee, in consultation with the President and Chief Executive Officer, sets goals and objectives for the Company’s executives. At year-end the attainment of results, measured against the executives’ goals and objectives, is reviewed by the Compensation Committee subsequent to review and recommendation from the President and Chief Executive Officer. During the fiscal year, the Compensation Committee considered a number of measures for annual bonus awards, including various financial and individual measures and goals. In the end, in the face of four years of declining EBITDA, the Committee, in consultation with the Audit Committee, determined that improvement in EBITDA without confounding the analysis by special items, particularly those related to divestitures, would be most important to shareholders. Accordingly, the Committee, in consultation with management, approved a plan under which the following performance goals were established:

		Bonus Compensation
		Payout Reflected as a
		Percentage of Base
	Percent Improvement in	Salary (for all Named
Performance Level	EBITDA	Executives)

Threshold	0.8%	10%
Target	7.5%	100%
Maximum	15.0%	200%

In 2007 EBITDA improved by 12.4%, as a result our CEO received a bonus of 150% of his base Salary. All other executive participants received a bonus of 164.5% of Base Salary.

Under the Annual Incentive Award Program for fiscal year 2007, EBITDA was computed using GAAP EBITDA before:

(i) non-recurring or special charges;

(ii) cost associated with the evaluation of strategic alternatives;

(iii) costs of the Rutherford litigation settlement;

(iv) income and expenses related to the Transition Service Agreement with Lonza and ICIG;

(v) any expenses in 2007 that will not re-occur in 2008 due to restructuring of the corporate headquarters of Cambrex Corporation;

(vi) equity compensation expense, and

(vii) costs for environmental remediation of non-operating sites.

Long-Term Incentive Awards.  An integral part of our compensation program is long-term equity-based compensation. The long-term incentive awards made to the named executive officers consist of Restricted Stock and Stock Options.

Equity-based compensation furthers a number of our program objectives. Specifically, these long-term incentive grants:

•	align the interests of our executives with those of our shareholders, thereby encouraging the creation of shareholder value;

•	help establish a direct link between compensation amounts and achievement of performance goals; and

•	allow us to offer a compensation package that is competitive and enhances our ability to attract and retain executive talent.

In July 2007, as is the general practice of Cambrex, the Committee granted restricted stock and stock options to our Named Executive Officers and also a substantial number of key employees at the corporate office and the operating companies. Eligibility for awards is based on an individual’s position in the Company and the individual’s performance. In determining the number of awards, the Committee also considers management recommendations in light of peer group awards.

For stock options, the exercise price is set based on the mean between the highest and lowest publicly traded share price on the date of the award by the Committee. These awards vest in equal increments over a four year period (i.e., 25% per year). Restricted Stock units cliff vest after three years.

Retention Awards.  During 2006 the Company was engaged in a strategic alternatives project designed to divest one or more of the company’s business segments. The Board of Directors believed this process to be in the best interests of shareholders in terms of maximizing the value of the company. In order to minimize the uncertainty and disruption such a process would inevitably cause for executives and corporate office employees, the Board, at its April 2006 meeting and on the advice of the Compensation Committee and executive compensation consultants Pearl Meyer & Partners, approved an enhanced severance and retention bonus program for corporate office employees and a retention award program for executives including four of the Named Executive Officers.

In accordance with the 2006 executive program, the four Named Executive Officers would receive the payments listed below if they remained employed with the company until the completion of a transaction for the sale of 35% or more of the “enterprise value” of the company. (The “enterprise value” was defined as the aggregate market value of the company’s outstanding equity securities on a fully diluted basis plus debt minus cash.)

On October 23, 2006, the company signed a stock purchase agreement with Lonza Group Limited and its affiliated companies under which the Company’s Biopharma and Bioproducts companies were sold for approximately $460 million. The transaction, constituting more than 35% of the Company’s enterprise value, was completed on February 6, 2007, and the retention amounts listed below were paid.

First Retention Award

Executive	Retention Award

Luke Beshar(1)	$500,000
Gregory Sargen	$200,000
Thomas Bird	n/a
Steven Klosk(1)	$500,000
Paolo Russolo	$200,000
Peter Thauer	$300,000

(1)	Please note that Mr. Beshar’s and Mr. Klosk’s total First Retention Award was $600,000; they received $100,000 of this award in early 2006.

Recognizing that the Company would be a significantly diminished entity following completion of the Lonza transaction and the severance of a number of corporate employees, including Mr. Bird, the Compensation Committee, following the recommendation of management on December 19, 2006, approved a second retention program for corporate office employees and executives including certain of the Named Executive Officers. Under this program the awards listed below were offered to the Named Executive Officers on the condition that they remain with the Company until at least September 30, 2007, or, in the case of Mr. Russolo, until at least December 31, 2007. All Named Executive Officer participants remained and the awards were paid on the indicated dates.

Second Retention Award

Executive	Retention Award

James Mack	n/a
Luke Beshar	$400,000
Gregory Sargen	$300,000
Thomas Bird	n/a
Steven Klosk	$400,000
Paolo Russolo	$400,000
Peter Thauer	$400,000

Transaction Bonus for Mr. Mack

In 2008, Mr. Mack received a transaction Bonus of $1,000,000 in connection with his efforts with respect to Cambrex’s sale of its Biopharma and Bioproducts businesses to Lonza Group Limited. Mr. Mack also received a $250,000 special bonus with respect to his accelerating the reduction of costs at the corporate office. These bonuses were approved by the Board of Directors.

Pension Plan and SERP

The Company’s pension plan has been closed to new hires for several years, since January 1, 2003, and as of August 31, 2007, no credit for future service will be permitted. When the plan was frozen, those with at least 10 years of service, and being 55 years of age or older, were granted an additional two years of credited service, except that Messrs. Mack and Thauer, being the only Named Executive Officers within this group, declined to accept the additional service. The foregoing group were also afforded the opportunity to retire at age 62 on an unreduced benefit. The benefit under the plan is 1% of each year’s salary plus 0.6% of the amount above the social security wage base for each year. Early retirement is permitted at age 55 with 10 years service, the benefit being reduced by 6% for each year the retiree is below age 65. Similar amounts are calculated for each year of service and are aggregated to obtain the annual retirement benefit, subject to the limitations imposed by the Employee Retirement Income Security Act of 1974 and related regulations (“ERISA”). For this purpose, Social Security covered compensation is the 35-year average of the Social Security wage bases ending with the wage base for the year in which the participant reaches age 65.

Although compensation includes the items mentioned above, the Company’s qualified non-contributory pension plan (the “Qualified Plan”) limits the maximum amount of compensation which may be taken into account for the purposes of calculating benefits to the ERISA limit, which was $225,000 during 2007. Because of such limitation, any compensation received by any of the Named Executive Officers which exceeds this amount will not be taken into account in the calculation of their benefits under the Qualified Plan. As a result, the Company established a Supplemental Non-Qualified Pension Plan (“Supplemental Plan”), which became effective on January 1, 1994. The Supplemental Plan provides benefits based on compensation levels above the ERISA maximum compensation level. As stated above, employees hired after December 31, 2002, are not eligible to participate in the Retirement Plan or the Supplemental Plan.

Savings Plan

The Savings Plan is a tax-qualified retirement savings plan pursuant to which all Cambrex’s U.S. based employees are able to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before tax basis. The Company will match 100% of the first 3% of pay that is contributed to the Savings Plan and 50% of the next 3% of pay contributed. All employee contributions to the Savings Plan are fully vested on contribution; the Company match vests in 20% increments over a five year period of employment.

Deferred Compensation Plan

The Company has established a Non-qualified Deferred Compensation Plan for Key Executives, including the Named Executive Officers (the “Deferred Plan”). Under the Deferred Plan, officers and key employees may elect to defer all or any portion of their pre-tax annual bonus and/or annual base salary (other than the minimum required Social Security contributions plus $10,000). The deferred amount is invested in Fidelity Mutual Funds available under the Cambrex Savings Plan. The Deferred Plan is not funded by the Company, but the Company has established a Deferred Compensation Trust Fund to protect the account balance in the case of a change of control of the Company. The Plan is administered in compliance with the new rules and guidance under IRC Section 409A.

Perquisites

The Committee provides benefits to the Company’s executive officers, including an automobile allowance, a supplemental retirement benefit and the eligibility to participate in the non-qualified deferred compensation plan.

Tax Considerations (Policy Regarding Section 162(m))

The Company’s policy on the tax deductibility of compensation is to maximize deductibility to the extent possible without negating all of its discretionary power. To this end the Company has submitted complying plans for stockholder approval. Nevertheless, the Committee has occasionally taken actions that result in non-deductible compensation and it may do so again in the future when the Committee determines that such actions are in the Company’s best interests.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows for the fiscal year 2007 the compensation awarded or paid to, or earned by the Named Executive Officers.

							Change in
							Pension
							Value and
							Non-
							qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	Compensation

James A. Mack	2007	$500,000	$1,250,000	$128,825	$57,083	$500,000	54,649	$60,618	$2,551,175
Chairman, President and Chief Executive Officer	2006	$458,333	$0	$229,687	$510,598	$586,425	$21,866	$94,574	$1,901,483
Gregory P. Sargen	2007	$295,587	$500,000	$15,724	$12,752	$345,450	$0	$21,801	$1,191,313
VP & CFO	2006	$0	$0	$0	$0	$0	$0	$0	$0
Steven M. Klosk	2007	$396,567	$900,000	$373,762	$105,393	$460,600	$45,779	$22,928	$2,305,029
EVP, COO & President Pharma Products & Services	2006	$358,333	$100,000	$116,031	$7,190	$286,452	$45,932	$21,576	$935,514
Paolo Russolo(7)	2007	$356,434	$679,829	$134,605	$28,992	$440,732	$0	$33,231	$1,673,823
President, Cambrex Profarmaco	2006	$337,665	$71,565	$115,163	$7,190	$226,461	$0	$0	$758,044
Peter Thauer	2007	$293,000	$700,000	$341,413	$98,611	$481,985	$34,805	$4,234,666	6,184,480
Sr. VP Law/ Environment/General Counsel & Corporate Secretary	2006	$0	$0	$0	$0	$0	$0	$0	$0
Luke M. Beshar(8)	2007	$292,492	$900,000	$452,627	$68,180	$0	$44,772	$6,625,589	$8,383,660
EVP Strategy & Corporate Development	2006	$382,000	$100,000	$155,569	$7,190	$364,053	$29,201	$21,576	$1,059,589
Thomas Bird(9)	2007	$42,833	$0	$135,654	$4,812	$0	$45,779	$2,554,979	$2,784,057
Former VP Corporate Development	2006	$253,000	$500,000	$43,241	$2,960	$160,759	$129,052	$21,576	$1,110,588

(1)	Salary. Cambrex’s fiscal year ends December 31. Mr. Russolo’s salary is paid in Euro.

(2)	Bonus. Mr. Mack received two bonuses with respect to the most recent year. The first award was for $1,000,000 for successfully completing the Lonza transaction, the second award was for $250,000 in connection with his effort in accelerating the reduction of costs at the corporate office. Both bonuses were approved by the Board of Directors. Mr. Russolo’s Bonus includes two retention awards approved by the board of $200,000 and $400,000.

(3)	Stock and Option Awards. The amounts shown in the “Stock Awards” column above reflect the amounts expensed for fiscal year 2007 under SFAS No. 123(R) for all outstanding restricted stock units held by the named executive officer (disregarding estimated forfeitures), including awards made in prior fiscal years. The amounts shown in the “Options Awards” column reflect the amounts expensed for fiscal year 2007 under SFAS No. 123(R) for all outstanding stock options held by the named executive officer (disregarding estimated forfeitures), including awards made in prior fiscal years. The fair value of an award is expensed on a straight-line basis over the requisite service period, which is from the grant date to the earliest of the grantee’s retirement eligibility date or the vesting date of the award. Information regarding the SFAS No. 123(R) fair values of the stock awards and stock options granted to the named executive officers in fiscal year 2007 is set forth in the “Grants of Plan-Based Awards” table.

(4)	Non-Equity Incentive Compensation. The above amounts reflect only the cash paid to executives in 2008 related to 2007 annual incentive awards. The actual amounts awarded including restricted stock units that vest ratably over the three year period ending January 24, 2011were as follows: Mr. Mack $750,000, Mr. Sargen $493,500, Mr. Klosk 658,000, Mr. Russolo 629,617, and Mr. Thauer $481,985.

(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings. This column shows the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under all of our defined benefit pension plans in which they participate. For more information regarding accrued benefits under our pension plans, see the “Pension Benefits” table on page .

(6)	All Other Compensation. The amounts shown in the “All Other Compensation” column include the following benefits provided to the named executive officers: For Mr. Mack, includes savings plan matching contribution of $10,125, an automobile allowance of $47,676, and dividends paid on RSUs of $2,817. For Mr. Sargen, includes savings plan match of $10,125, automobile allowance of $11,676. For Mr. Klosk, includes savings plan match of $10,125, automobile allowance of $11,676, dividends on RSUs of $1,127. For Mr. Russolo, insurance premiums of €4,825 ( $6,615) automobile allowance €17,051($23,375), phone allowance €2,364 ($3,241). For Mr. Thauer, includes a lump sum payment of $3,055,354 pursuant to an agreement signed in December 2007 to buy-out his previous employment agreement. Also included is 280G gross-up of $1,468,337 savings plan match of $10,125, automobile allowance of $11,676 and dividends on RSUs of $845. For Mr. Beshar, includes payments due pursuant to Employment Agreement, including a pro-rata bonus of $434,941 severance of $3,005,679, SERP payments of $141,845, lump-sum payments in lieu of benefit continuance totaling $72,437, dividend equivalents due on RSUs of $365,333, interest on 409A deferrals of $173,734 and 280G gross-up in the amount of $2,411,470. Of the total due, only $680,674 was paid in 2007. The remaining balance has been deferred until April 2008. Also included in other compensation are savings plan match of $10,125, automobile allowance of $8,757 and dividends paid on RSUs of $1,268. For Mr. Bird, includes savings plan match of $1,928, automobile allowance of $11,676, dividends on RSUs of $282. Also includes payments made pursuant to Employment Agreement, including a pro rata bonus of $36,371, severance payments of $1,446,027, pension equivalent of $186,332, interest on 409A deferrals of $78,681, benefit continuance of $27,814 and 280G gross-up of $788,717.

(7)	Mr. Russolo’s Base Salary was €260,000. The cash portion of his Non Equity Incentive Compensation Bonus was €299,390. In addition, Mr. Russolo received a discretionary bonus of €54,228. For purposes of disclosing bonus payments, we used the closing 12/31/07 Euro to dollar exchange rate of 1.4721, for purposes of computing base salary we used the average Euro to Dollar exchange rate (for calendar year 2007) which was 1.3709

(8)	Mr. Beshar’s employment with the Company terminated on 10/1/2007.

(9)	Mr. Bird’s employment with the Company terminated on 2/28/2007.

Grant of Plan-Based Awards Table

The following table contains information concerning each grant of an award made to each of the Named Executive Officers for the 2007 fiscal year under any plan:

								All other	All other
								Stock	Option	Exercise	Exercise or
		Estimated Future Payouts Under			Estimated Future			Awards:	Awards:	or Base	Base Price	Grant Date
		Non- Equity Incentive Plan			Payouts Under Equity			Number of	Number of	Price of	of Option	Fair Value of
		Awards			Incentive Plan Awards			Shares of	Securities	Option	Awards	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	($/Sh)-on	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	($/Sh)	Grant Date	Awards

James A. Mack	1/24/2007	$250,000	$500,000	$1,000,000				8,602		$21.69	$21.74	$186,577
	7/26/2007							10,000	17,000	$13.75	$13.72	$223,690
Gregory P. Sargen	7/26/2007	$150,000	$300,000	$600,000				4,500	8,500	$13.75	$13.72	$104,970
Steven M. Klosk	1/24/2007	$200,000	$400,000	$800,000				8,583		$21.69	$21.74	$186,165
	7/26/2007							5,000	10,000	$13.75	$13.72	$119,450
Paolo Russolo	1/24/2007	$191,373	$382,746	$765,492				6,540		$21.69	$21.74	$141,853
	7/26/2007							4,500	8,500	$13.75	$13.72	$104,970
Peter Thauer	1/24/2007	$146,500	$293,000	$586,000				8,106		$21.69	$21.74	$175,819
	7/26/2007							4,500	8,500	$13.75	$13.72	$104,970
Luke M. Beshar		$0	$0	$0				—	—	$0.00	$0.00	$0
Thomas Bird		$0	$0	$0				—	—	$0.00	$0.00	$0

Outstanding Equity Awards at Fiscal Year-End

The following table discloses information regarding unexercised options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2007.

			Equity
			Incentive Plan			No of	Market
			Awards: No.			Shares or	Value of
			of Securities			Underlying	Shares or
	Number of Securities		Underlying			Units of	Units of
	Underlying Unexercised		Unexercised	Option	Option	Stock that	Stock that
	Options (#)		Unearned	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested	Vested ($)

Mack, James A	14,000	—	—	13.5630	7/23/2008	5,843	$48,964
	100,000	—	—	29.6250	5/25/2010	6,667	$55,869
	30,839	—	—	20.7500	10/26/2010	8,602	$72,085
	32,612	—	—	28.8700	4/26/2011	10,000	$83,800
	19,934	—	—	27.2900	4/25/2012
	36,248	—	—	23.0700	7/25/2012
	75,000	—	—	23.0700	7/25/2012
	25,000	—	—	23.0700	7/25/2012
	4,167	12,500	—	7.3900	7/27/2013
	—	17,000	—	13.7500	7/26/2014
Klosk, Steven M	50,000	—	—	29.6250	5/25/2010	1,386	$11,615
	2,125	6,375	—	7.3900	7/27/2013	4,466	$37,425
	—	10,000	—	13.7500	7/26/2014	3,400	$28,492
						8,583	$71,926
						5,000	$41,900
Sargen, Gregory	625	1,875	—	7.3900	7/27/2013	1,000	$8,380
	—	8,500	—	13.7500	7/26/2014	4,500	$37,710
Russolo, Paolo	30,000	—	—	29.6250	5/25/2010	1,451	$12,159
	2,125	6,375	—	7.3900	7/27/2013	5,019	$42,059
	—	8,500	—	13.7500	7/26/2014	3,400	$28,492
						6,540	$54,805
						4,500	$37,710
Thauer, Peter E	4,228	—	—	32.8500	7/26/2011	782	$6,553
	50,000	—	—	29.6250	5/25/2010	3,317	$27,796
	2,125	6,375	—	7.3900	7/27/2013	5,597	$46,903
	—	8,500	—	13.7500	7/26/2014	3,400	$28,492
	4,354	—	—	32.8500	7/26/2011	8,106	$67,928
Beshar, Luke M	230,000	—	—	15.7500	12/5/2009
Bird, Thomas	50,000	—	—	29.6250	5/25/2010

Option Exercises and Stock Vested

The following table discloses each exercise of stock options and similar instruments, and each vesting of stock (including restricted stock, RSUs and similar instruments) during fiscal year 2007 for each Named Executive Officer:

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized on	Shares
	Acquired on	Exercise	Acquired on	Value Realized
Name	Exercise (#)	($)	Vesting (#)	on Vesting ($)

James A. Mack	—	$—	8,451	$272,056
Gregory P. Sargen	—	$—	—	$—
Steven M. Klosk	126,500	$104,261	4,663	$100,574
Paolo Russolo	—	$—	4,744	$102,198
Peter Thauer	96,500	$422,825	3,752	$80,900
Luke M. Beshar	8,500	$34,988	27,974	$376,317
Thomas Bird	72,500	$217,040	7,729	$173,790

Pension Benefits

The following table shows the pension benefits expected by the Named Executive Officers.

		Number of	Present	Payments
		Years of	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)	Benefits ($)	($)

James A. Mack	The Cambrex Pension Plan	17	$432,875	$0
	Supplemental Executive Retirement Plan	17	$1,889,136	$0
Gregory P. Sargen	The Cambrex Pension Plan	0	$0	$0
	Supplemental Executive Retirement Plan	0	$0	$0
Steven M. Klosk	The Cambrex Pension Plan	15	$165,726	$0
	Supplemental Executive Retirement Plan	15	$324,801	$0
Paolo Russolo(1)	The Cambrex Pension Plan	0	$0	$0
	Supplemental Executive Retirement Plan	0	$0	$0
Peter Thauer	The Cambrex Pension Plan	18	$472,937	$0
	Supplemental Executive Retirement Plan	18	$608,913	$0
Luke M. Beshar(2)	The Cambrex Pension Plan	5	$49,274	$0
	Supplemental Executive Retirement Plan	5	$80,262	$0
Thomas Bird(2)	The Cambrex Pension Plan	10	$253,902	$0
	Supplemental Executive Retirement Plan	10	$217,708	$0

(1)	Dr. Russolo is not a participant in the Cambrex Pension Plan or the Supplemental Executive Retirement Plan.

(2)	Mr. Beshar and Mr. Bird terminated employment on 10/1/2007 and 2/28/2007 respectively.

On February 6, 2007, Cambrex sold its Bio Businesses to Lonza Group Limited. Due to this sale and the freeze of the pension plans as described below, Cambrex has made commitments to Thomas Bird, Luke Beshar, Steven Klosk and Peter Thauer to pay out the pension portion of their change in control agreements. Thomas Bird terminated in February of 2007 and received a payment of $186,332 under the pension portion of his change in control agreement. Luke Beshar terminated in October of 2007 and is scheduled to receive $141,845 under the pension portion of his change in control agreement. Cambrex paid Peter Thauer $294,685 in early 2008 and intends to pay Steven Klosk $128,281 in later 2008 under the pension portions of their change in control agreements.

All of the above executives participate in Cambrex’s Career Average Pay (CAP) pension plan under which these participants accrued annually 1.0% of their annual earnings each year while in employment with Cambrex plus an additional 0.6% for earnings in excess of the covered compensation limit for each year while in employment with Cambrex until benefit service exceeds 35 years. The non-qualified plan provides benefits which can not be paid from the qualified plan due to IRC limits on pay and benefits. Effective August 31, 2007, both plans ceased to provide future benefit accruals to participants. Normal retirement age under the plans are age 65 and the earlier of either five years of vesting service or five years of participation. Participants can receive a reduced early retirement benefit beginning at age 55 and ten years of eligibility service. Effective April 26, 2007, for most plan participants who have accrued ten years of employment as of April 1, 2007, and who will turn age 55 by December 31, 2007, unreduced retirement benefits begin at age 62 and a lump sum option is available. None of this year’s Named Executive Officers qualify for these plan enhancements. Covered earnings include total pay received in each calendar year which is subject to withholding for federal income tax purposes, exclusive of relocation allowances, the imputed value of group life insurance, tuition refunds, foreign service premiums, distributions from a nonqualified deferred compensation plan and any income attributable to stock options or other similar fringe benefits and perquisites. Covered earnings also includes any amount which is contributed or deferred by the employer at the election of the participant and which is not includible in the gross income of the participant by reasons of Sections 125, 132(f)(4) or 402(e)(3) of the IRC Code. Full lump sum payments are not allowed from the qualified plan or non-qualified plan, except for the special 55 and 10 group mentioned above, which does not include any of this year’s Named Executive Officers.

Non-Qualified Deferred Compensation

The following table shows the Non-Qualified Deferred Compensation amounts earned by the Named Executive Officers during fiscal 2007:

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions	Contributions	Earnings in	Withdrawals/	at Last Fiscal Year
	in Last FY	in Last FY	Last FY	Distributions	End
Name	($)	($)	($)	($)	($)

James A. Mack	$1,000,000	$—	$121,248	$824,499	$2,998,856
Gregory P. Sargen	$—	$—	$—	$—	—
Steven M. Klosk	$—	$—	$(21,889)	$—	$1,092,730
Paolo Russolo	$—	$—		$—	no account
Peter Thauer	$—	$—	$7,182	$—	$1,856,166
Luke M. Beshar	$—	$—	$3,817	$—	$110,835
Thomas Bird	$—	$—		$—	no account

Executive Employment Agreements; Change of Control — Entered after the sale of the BioCompanies pursuant to the Stock Purchase Agreement with Lonza Group Limited.

In February 2007, the company entered into employment agreements with Messrs. Sargen and Russolo. These agreements were entered into in order to preserve management stability in the event of a threatened or actual change of control of the Company.

These agreements become effective upon a change of control of the Company (the “Effective Date”), which is defined as:

(i) the acquisition by one person or a group of persons of 15% or more of the Company’s outstanding common stock or combined voting power;

(ii) a change in a majority of the incumbent Board of Directors unless approved by the incumbent Board of Directors;

(iii) a transaction which results in the stockholders of the Company immediately before the transaction not owning at least 50% of the Company’s common stock following the transaction;

(iv) the sale of all or substantially all of the assets of the Company; or

(v) any other event or series of events determined by the Board of Directors to constitute a change of control.

The phrase “sale of all or substantially all” is defined in the agreements as a sale or other disposition transaction involving assets of the Company, including stock of any of the Company’s subsidiaries, in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid) constitutes 35% or more of the “enterprise value of the Company,” defined as the aggregate market value of the Company’s then outstanding stock (on a fully diluted basis) plus aggregate debt minus cash.

Following a change of control, the Company has agreed to employ the covered employees for a period of three years from the Effective Date (the “Employment Period”) in a commensurate position at a location not more the 35 miles from the location at the time of such change of control at a monthly base salary equivalent to the employee’s highest monthly base salary in the 12 months preceding such change of control. During the employment period, the employee may be terminated for “cause”, which is defined as:

(i) personal dishonesty or breach of fiduciary duty involving personal profit;

(ii) the commission of a criminal act related to the performance of duties, or the disclosure of confidential information of the Company to a competitor;

(iii) habitual intoxication by alcohol or drugs during working hours; or

(iv) conviction of a felony.

During the employment period, the covered employees may terminate employment for “good reason”, which is defined as:

(i) an office relocation of more than 35 miles;

(ii) a substantial reduction in base salary, benefits or perquisites;

(iii) a substantial reduction in responsibilities, authorities or functions;

(iv) a substantial change in work conditions; or

(v) failure to require a successor to assume the Company’s obligations under the agreement.

A good faith determination of “good reason” made by a covered employee will be conclusive. In addition, the employee may make a unilateral determination of termination for “good reason” with or without any change in employment conditions during the 30-day period immediately following the first anniversary of the Effective Date.

If a covered employee is terminated other than for death, disability or cause, or if a covered employee terminates for good reason, the Company shall pay to the employee within 30 days the following:

(i) the employee’s highest unpaid base salary through the date of termination; and

(ii) a prorated bonus based on the employee’s highest bonus earned during the prior two years; and

(iii) the product of a fraction, the numerator of which is twenty-four less the number of months worked following the first anniversary of the Effective Date and the denominator of which is twelve, multiplied by the employee’s highest annualized base salary; and

(iv) the product of a fraction, the numerator of which is twenty-four less the number of months worked following the first anniversary of the Effective Date and the denominator of which is twelve, multiplied by the highest annual bonus earned by the employee during the prior three years; and

(v) all previously deferred compensation plus any interest thereon and any accrued but unused vacation.

In addition, the Company shall continue all benefits to the covered employees for the balance of the Employment Period, and all outstanding equity awards shall vest and become exercisable upon termination of employment for good reason.

The change of control employment agreements also provide for a gross up of any taxes due under section [4999] [280G] of the Internal Revenue Code, and contain non-competition and non-disclosure of confidential information restrictions. In the event that any lump sum cash payment is required to be deferred due to section 409A of the Internal Revenue Code, such payments will accrue interest at the rate of prime plus 1%.

Executive Employment Agreements; Change of Control — Entered into prior to the sale of the BioCompanies pursuant to the Stock Purchase Agreement with Lonza Group Limited.

Mr. Klosk entered into an employment agreement prior to the Lonza Group Limited transaction. Mr. Klosk’s agreement is substantially similar to that of Messrs. Russolo and Sargen, except where these executives received two years worth of severance and benefits, Mr. Klosk receives three years. In addition, Mr. Klosk’s agreement provides that if he were to terminate within 30 days after the first anniversary of a Change of Control, the termination would be considered “for good reason”. By agreement dated March 3, 2008, the period during which Mr. Klosk might terminate at his option was extended to June 30, 2008.

Executives with no Employment Agreements

Messrs. Mack and Thauer are not covered by an employment agreement.

Potential Payments upon Termination or Change-in-Control

James A. Mack(1)

	Voluntary	Voluntary
	Termination	Termination					Termination
	Without Good	for Good	Termination	Termination	Termination		After Change
Payments & Benefits	Reason	Reason	for Cause	Upon Death	Upon Disability	Retirement	in Control

Cash Severance	$—	$—	$—	$—	$—	$—	$—
Pro Rata Bonus	$—	$—	$—	$—	$—	$—	$—
Stock Options/SARs	$—	$—	$—	$—	$—	$—	$—
Restricted
Stock/Deferred
Stock Units	$—	$—	$—	$—	$—	$—	$—
Performance Based
Equity Awards	$—	$—	$—	$—	$—	$—	$—
Health Care Benefits	$—	$—	$—	$—	$—	$—	$—
Pension Benefits	$917,000	$917,000	$917,000	$917,000	$917,000	$917,000	$917,000
Nonqualified
Deferred
Compensation	$—	$—	$—	$—	$—	$—	$—
Accrued Vacation
Pay	$—	$—	$—	$—	$—	$—	$—
Life Insurance
Proceeds/Disability
Benefits
Other Perquisites	$—	$—	$—	$—	$—	$—	$—
Tax Gross-Up	$—	$—	$—	$—	$—	$—	$—

Total	$917,000	$917,000	$917,000	$917,000	$917,000	$917,000	$917,000

(1)	Mr. Mack is not covered by any termination/change of Control Agreement.

(2)	Cambrex and Mr. Mack agreed to a consulting/retirement arrangement in which Mr. Mack will be paid $100,000 per year for the remainder of his life. We computed the net present value of this benefit by using the most recent Actuarial Life Tables used by the Social Security Administration assuming a discount rate equal to 120% of the December 2007 Mid-Term Applicable Federal Rate (compounded annually).

Potential Payments upon Termination or Change-in-Control

Gregory P. Sargen

	Voluntary
	Termination	Voluntary			Termination		Termination
	Without Good	Termination for	Termination	Termination	Upon		After Change
Payments and Benefits	Reason	Good Reason	for Cause	Upon Death	Disability	Retirement	in Control

Cash Severance	$—	$—	$—	$—	$—	$—	1,587,000
Pro Rata Bonus		$—	$—	$—	$—	$—	493,500
Stock Options/SARs	$—	$—	$—	$—	$—	$—	1,856
Restricted Stock/Deferred Stock Units	$—	$—	$—	$—	$—	$—	46,090
Performance Based
Equity Awards	$—	$—	$—	$—	$—	$—	—
Health Care Benefits	$—	$—	$—	$—			17,968
Pension Benefits	$—	$—	$—	$—	$—	$—	—
Savings Plan Benefits	$—	$—	$—	$—	$—	$—	20,925
Nonqualified Deferred Compensation	$—	$—	$—	$—	$—	$—	—
Accrued Vacation Pay	$—	$—	$—	$—	$—	$—	—
Life Insurance
Proceeds/Disability Benefits	$—	$—	$—	$—	$—	$—	1,718
Other Perquisites(1)	$—	$—	$—	$—	$—	$—	46,704
Tax Gross-Up(2)	$—	$—	$—	$—	$—	$—	715,863

Total	—	—	—	—	—	—	2,931,624

(1)	Amount reflects the value for 24 months worth of auto benefit.

(2)	Tax Gross-up does not factor in any valuation for covenant not to compete.

Potential Payments upon Termination or Change-in-Control

Steven M. Klosk

	Voluntary
	Termination	Voluntary			Termination		Termination
	Without Good	Termination for	Termination	Termination	Upon		After Change
Payments and Benefits	Reason(1)	Good Reason	for Cause	Upon Death	Disability	Retirement	in Control

Cash Severance	$3,284,160	$3,284,160	$3,284,160	$3,284,160	$3,284,160	$—	$3,284,160
Pro Rata Bonus	$656,000	$656,000	$656,000	$656,000	$656,000	$—	$656,000
Stock Options/SARs	$6,311	$6,311	$6,311	$6,311	$6,311	$—	$6,311
Restricted Stock/Deferred Stock Units	$214,877	$214,877	$214,877	$214,877	$214,877	$—	$214,877
Performance Based Equity Awards	$—	$—	$—	$—	$—	$—	$—
Health Care Benefits	$19,993	$19,993	$19,993	$19,993	$19,993	$—	$19,993
Pension Benefits	$156,875	$156,875	$156,875	$156,875	$156,875	$—	$156,875
Nonqualified Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Accrued Vacation Pay	$—	$—	$—	$—	$—	$—	$—
Life Insurance
Proceeds/Disability Benefits	$2,684	$2,684	$2,684	$2,684	$2,684	$—	$2,684
Dividend Equivelents	$335,998	$335,998	$335,998	$335,998	$335,998		$335,998
Other Perquisites(1)	$25,853	$25,853	$25,853	$25,853	$25,853	$—	$25,853
Tax Gross-Up	$2,013,152	$2,013,152	$2,013,152	$2,013,152	$2,013,152	$—	$2,013,152

Total	$6,715,904	$6,715,904	$6,715,904	$6,715,904	$6,715,904	$—	$6,715,904

Mr. Klosk’s agreement provides that he has the right to terminate for any reason during the 30 day period immediately following the first anniversary of the of the change of control (February 2, 2008). This agreement was amended in March, 2008 to extend this period to June 30, 2008.

Potential Payments upon Termination or Change-in-Control

Paolo Russolo

	Voluntary
	Termination	Voluntary			Termination		Termination
	Without Good	Termination for	Termination	Termination	Upon		After Change
Payments and Benefits	Reason	Good Reason	for Cause	Upon Death	Disability	Retirement	in Control

Cash Severance	$—	$—	$—	$—	$—	$—	$2,024,726
Pro Rata Bonus	$—	$—	$—	$—	$—	$—	$629,617
Stock Options/SARs	$—	$—	$—	$—	$—	$—	$6,311
Restricted Stock/Deferred Stock Units	$—	$—	$—	$—	$—	$—	$220,587
Performance Based Equity Awards	$—	$—	$—	$—	$—	$—	$—
Health Care Benefits	$—	$—	$—	$—	$—	$—	$13,241
Pension Benefits	$—	$—	$—	$—	$—	$—	$—
Nonqualified Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Accrued Vacation Pay	$—	$—	$—	$—	$—	$—	$—
Life Insurance Proceeds/Disability Benefits	$—	$—	$—	$—	$—	$—	$—
Other Perquisites(1)	$—	$—	$—	$—	$—	$—	$53,279
Tax Gross-Up	$—	$—	$—	$—	$—	$—	$—

Total	$—	$—	$—	$—	$—	$—	$2,947,760

(1)	Amount reflects the value for 24 months worth of auto benefits

Potential Payments upon Termination or Change-in-Control

Peter Thauer

Voluntary
	Termination	Voluntary			Termination		Termination
	Without Good	Termination for	Termination	Termination	Upon		After Change
Payments and Benefits	Reason	Good Reason	for Cause	Upon Death	Disability	Retirement	in Control

Cash Severance	$—	$—	$—	$—	$—	$—	$—
Pro Rata Bonus	$—	$—	$—	$—	$—	$—	$—
Stock Options/SARs	$—	$—	$—	$—	$—	$—	$—
Restricted Stock/Deferred Stock Units	$—	$—	$—	$—	$—	$—	$—
Performance Based Equity Awards	$—	$—	$—	$—	$—	$—	$—
Health Care Benefits	$—	$—	$—	$—	$—	$—	$—
Pension Benefits	$—	$—	$—	$—	$—	$—	$—
Nonqualified
Deferred Compensation	$—	$—	$—	$—	$—	$—	$—
Accrued Vacation Pay	$—	$—	$—	$—	$—	$—	$—
Life Insurance Proceeds/Disability Benefits Other Perquisites	$—	$—	$—	$—	$—	$—	$—
Tax Gross-Up	$—	$—	$—	$—	$—	$—	$—

Total	$—	$—	$—	$—	$—	$—	$—

In December of 2007, Mr. Thauer entered into an agreement with Cambrex to be bought out of his change of Control Agreement. Payments under the buyout were made in January of 2008, and have been disclosed in the Summary Compensation Table on page 21. Mr. Thauer is no longer covered by any employment/change of control agreement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The fiscal 2007 compensation for non-employee directors consisted of an annual retainer of $26,000 and the Chair of the Audit Committee received a further annual retainer of $5,000. In addition, each non-employee director of the Company (i) will receive $1,000 for each telephonic Board and Committee meeting attended, except that the Chairperson of the Compensation, Audit, Regulatory Affairs and Governance Committees will each receive $1,500 for each telephonic Committee meeting chaired; and (ii) will receive $1,500 for each in-person Board and Committee meeting attended, except that the Chairperson of the Compensation, Audit, Regulatory Affairs and Governance Committees will each receive $2,000 for each in-person Committee meeting chaired and the lead director shall receive $2,000 for each Board meeting attended. Directors also receive reimbursement for expenses incurred in connection with meeting attendance. Employees of the Company who are also directors will not receive any separate fees for acting as directors.

Pursuant to the terms of the Non-Employee Director Program of the 1996, 1998, 2001, and 2003 Performance Stock Option Plan and the 2004 Incentive Plan (the “Plans”), each new non-employee director shall be awarded an option to purchase 2,000 shares of the Company’s Common Stock upon election as a director. The Plans further provide that each non-employee director will receive a grant of options to purchase 2,000 shares of Common Stock at the first meeting of the Board of Directors following each Annual Meeting of Stockholders of the Company. Each such option will have a per share exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Options granted to non-employee directors shall be non-qualified options with a seven-year term. Each option will become exercisable six months after the date of grant, subject to acceleration upon a change in control.

The amount of cash retainer, meeting fees and Lead Director and Chair fees each non-employee Board member earned during fiscal 2007 are summarized in the table below.

				Non-Equity	Change in
		Stock Awards	Option	Incentive Plan	Pension Value and	All Other
	Fees Earned	($)	Awards	Compensation	Nonqualified Deferred	Compensation
Name	($)	(Share Equivalents)	($)	($)	Compensation	($)	Total ($)

David R. Bethune	$45,000		$16,600				$61,600
Rosina B. Dixon	$62,500		$16,600				$79,100
Roy W. Haley	$64,000		$16,600				$80,600
Kathryn Rudie Harrigan	$52,000		$16,600				$68,600
Leon J. Hendrix, Jr.	$58,000		$16,600				$74,600
Ilan Kaufthal	$45,500		$16,600				$62,100
William B. Korb	$61,000		$16,600				$77,600
John R. Miller	$55,500		$16,600				$72,100
Peter G.Tombros	$51,000		$16,600				$67,600

(1)	Directors may defer all or a portion of their fees in Company stock. Directors receive no preferential dividends on Company stock.

Under the Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”) each non-employee Director may make an election to defer some or all of his or her cash remuneration for that year. Under the Deferred Compensation Plan, an unfunded deferred compensation bookkeeping account is established for each director who elects to defer cash remuneration otherwise payable during the year.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected BDO Seidman, LLP (“BDO”) to be the Company’s independent public accountants for 2008, subject to the ratification of the stockholders.

On March 16, 2007, the Audit Committee of Cambrex Corporation (the “Company” or “Cambrex”) selected BDO to be the Company’s independent public accountants for 2007, subject to the completion of BDO’s client acceptance procedures and ratification by the stockholders which ratification occurred on April 26, 2007 at the Company’s Annual Meeting of Stockholders.

During the fiscal years ended December 31, 2006 and December 31, 2005, and through March 16, 2007, neither Cambrex nor anyone on its behalf consulted with BDO regarding any of the matters described in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Previous Independent Registered Public Accounting Firm

On March 16, 2007, the Audit Committee approved the decision to dismiss PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm.

During the fiscal years ended December 31, 2006 and December 31, 2005, PwC’s reports on the Company’s financial statements did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 31, 2006 and December 31, 2005 and through March 16, 2007, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on Cambrex’s financial statements for such years.

Except as noted below, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K for the fiscal years ended December 31, 2006 and December 31, 2005 and through March 16, 2007. The following material weakness in internal controls was disclosed by the Company in Item 9A of the Company’s Form 10-K for the year ended December 31, 2005 and in the Item 4 sections of each of the Company’s Forms 10-Q for 2006:

The Company’s management identified a material weakness in its internal controls over the accounting for income taxes. As result of this material weakness, management concluded that the Company’s internal controls over financial reporting were not effective.

During 2006 management carried out an evaluation, with the participation of the Company’s principal executive officer and principal financial officer, of changes in the Company’s internal control over financial reporting, as defined in Exchange Act Rule 13a -15(f). Based on this evaluation, management determined the material weakness had been remediated as of December 31, 2006 by implementing the following corrective actions:

•	Strengthened procedures whereby the current income tax payable account and deferred income tax asset and liability accounts are reconciled on a regular and timely basis;

•	Increased level of review and discussion of significant tax matters and supporting documentation with senior finance management;

•	Hired additional permanent personnel in the tax department; and

•	Identified interim personnel to augment existing corporate tax staff to ensure there are adequate resources to reconcile all tax-related accounts for each reporting period.

The Company has authorized PwC to respond fully to the inquiries of the successor accountant concerning the subject matter of this material weakness.

The Company has provided a copy of the above disclosure related to PwC and requested that PwC furnish the Company with a letter addressed to the United States Securities and Exchange Commission stating whether or not

PwC agrees with this disclosure and, if not, stating the respects in which it does not agree. A copy of PwC’s letter is filed as Exhibit 16.1 to this Proxy Statement.

A representative of BDO is expected to be present at the meeting, will be afforded an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

This proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting. Abstentions and broker non-votes will have no effect on this vote.

The Board of Directors recommends a vote FOR the proposal.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Cambrex for each of the fiscal years ended December 31, 2007 and December 31, 2006, by the Company’s independent public accounting firm, BDO Seidman, LLP for the year ended December 31, 2007 and PricewaterhouseCoopers LLP for the year ended December 31, 2006 for Audit, Audit-Related, Tax and All Other Fees:

	BDO Fees	PwC’s Fees
	December 31,	December 31,
	2007	2006

Audit Fees	$1,393,741	$5,182,000
Audit-Related Fees	$40,000	$630,000
Tax Fees	$0	$0
All Other	$0	$0

Totals	$1,433,741	$5,812,000

AUDIT FEES

Aggregate Audit fees billed for professional services rendered by BDO in connection with its audit of the Company’s financial statements were $1,433,741 for fiscal year ended 2007. Aggregate Audit fees billed for professional services rendered by PwC in connection with its audit of the Company’s financial statements for fiscal year ended 2006 were $5,812,000. Such fees also include BDO’s and PwC”s internal control review and attestation now required pursuant to the Sarbanes-Oxley Act and the securities regulations.

AUDIT-RELATED FEES

Aggregate Audit-Related fees billed for professional services rendered by BDO in connection with assurance and related services reasonably related to the audit and review of the Company’s financial statements were $40,000 for the fiscal year ended 2007 for agreed upon procedures related to the Company’s intercompany accounting. Aggregate Audit-Related fees billed for professional services rendered by PwC in connection with assurance and related services reasonably related to the audit and review of the Company’s financial statements were $630,000 for the fiscal year-ended 2006 for financial reporting matters related to the sale of the businesses that comprise the Bioproducts and Biopharma segments.

TAX FEES

There were no Tax fees billed for professional tax services rendered by BDO for the fiscal year ended 2007 or PwC for the fiscal year ended 2006.

ALL OTHER FEES

BDO did not perform any services classified as Other Services during the fiscal year ended 2007 and PwC did not perform any services classified as Other Services during the fiscal year-ended 2006, and as such, there were no billings for such services.

Audit Committee Pre-Approval Policy

In fiscal year 2003, the Audit Committee established a policy (the “Policy”) for pre- approval of all audit and permissible non-audit services performed by the independent auditors. Under the Policy, the Audit Committee will approve the following Audit and Audit-Related Services prior to each engagement, along with a fee amount: (i) domestic quarterly reviews and the annual financial statement audit; (ii) statutory or financial audits for international subsidiaries or affiliates of the Company; (iii) the attestation engagement for the independent auditor’s report on Management’s assertion on internal controls for financial reporting; (iv) financial audits of employee benefit plans; and (v) due diligence services pertaining to potential business acquisitions and dispositions. On an annual basis, the Audit Committee will pre-approve a blanket amount to authorize the following Audit and Audit-Related Services: (i) consultations related to accounting, financial reporting or disclosure matters; (ii) assistance with understanding and implementing new accounting and financial reporting guidance; and (iii) assistance with internal control reporting requirements and also Permissible Non-Audit Services, including tax services. Further, management will provide a quarterly update to the Committee detailing actual spending by quarter and year-to-date for any services rendered under such pre-approval. Under the Policy, the Audit Committee has delegated pre-approval authority to the Committee Chairperson for permissible services and fees up to a maximum of $25,000. The Committee Chairperson will report to the entire Audit Committee any services and fees approved pursuant to such delegation of authority.

During fiscal year 2007, all services rendered were approved pursuant to the Policy. Further, during fiscal years 2007 and 2006, there were no services performed or fees incurred by PwC or BDO where pre-approval was waived pursuant to the statutory de minimis exception.

The Audit Committee has reviewed the billings by PwC and BDO and has determined that they do not affect the auditor’s independence.

STOCKHOLDER PROPOSALS FOR 2009

Stockholder proposals intended to be presented at the 2009 Annual Meeting must be received by the Company not later than November 28, 2008, as well as satisfy certain eligibility requirements established by the Securities and Exchange Commission, in order to be included in the Company’s Proxy Statement for the 2009 Annual Meeting.

Under the Company’s By-laws, any stockholder wishing to present a nomination for the office of director before the 2009 Annual Meeting for a vote must give notice to the Company on or prior to January 23, 2009; and any stockholder wishing to bring a proposal or other business before the 2008 Annual Meeting for a vote must give the Company not less than 60 days nor more than 90 days advance notice (provided that in the event that less than 70 days’ notice or prior public disclosure of the date of the 2009 Annual Meeting is given or made to stockholders, notice must be received not later than the close of business on the 10th day following the date on which such notice of the date of the 2009 Annual Meeting was mailed or such public disclosure was made) prior to the date of the 2009 Annual Meeting (which date has not yet been determined by the Company), and that both such notices must meet certain other requirements as stated in the Company’s By-laws. Any stockholder interested in making such a nomination or proposal should request a copy of such By-law provisions from the Secretary of Cambrex Corporation. If the Company does not receive notice of a stockholders’ proposal within this time frame, the individuals named in the proxies solicited by the Board of Directors for that meeting may exercise discretionary voting power with respect to that proposal.

By Order of the Board of Directors.

Peter E. Thauer,
Secretary

UPON WRITTEN REQUEST THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR 2007. REQUESTS SHOULD BE DIRECTED TO MR. GREGORY SARGEN, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, CAMBREX CORPORATION, ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NJ 07073. SUCH REPORT WILL BE FURNISHED WITHOUT EXHIBITS. COPIES OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY’S REASONABLE EXPENSES IN FURNISHING THE SAME.

EXHIBIT 16.1

March 21, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Cambrex Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Cambrex Corporation dated March 16, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP

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CAMBREX CORPORATION
Solicited by Board of Directors for 2008 Annual Meeting of Stockholders
     The undersigned stockholder of Cambrex Corporation, (the "Company") hereby appoints J.A. Mack, G.P. Sargen and S.M. Klosk, and each of them acting singly and each with power of substitution and resubstitution, attorneys and proxies of the undersigned, with all the powers the undersigned would possess if personally present, to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of the Company to be held on April 24, 2008 at 1:00 p.m. at the Sheraton Meadowlands Hotel, Meadowlands Plaza, East Rutherford, New Jersey and any adjournment thereof. Without otherwise limiting the general authorization hereby given, said attorneys and proxies are instructed to vote as indicated on the reverse side hereof on the proposals set forth in the Notice of Annual Meeting of Stockholders of the Company and accompanying Proxy Statement, each dated March 24, 2008.
     THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE 4 NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT ACCOMPANYING THE NOTICE OF SAID MEETING (PROPOSAL NO. 1) and "FOR" RATIFICATION OF THE SELECTION OF ACCOUNTANTS (PROPOSAL NO. 2)
(Continued and to be signed on the reverse side)

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14475  ■

ANNUAL MEETING OF STOCKHOLDERS OF
CAMBREX CORPORATION
April 24, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon as
possible.
â Please detach along perforated line and mail in the envelope provided. â

■ 20430000000000000000 8	042408

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Ratification of the appointment of BDO Seidman, LLP as independent public accountants for 2008	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	William B. Korb
		¡	James A. Mack
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡	John R. Miller Peter Tombros

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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